UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

INREIT Real Estate Investment Trust

(Exact name of registrant as specified in its charter)

North Dakota	000-54295	90-0115411
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

216 South Broadway, Suite 202

Minot, North Dakota 58701

(Address of principal executive offices)

(701) 837-1031

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c) Election of President On December 15, 2011, the Board of Trustees of INREIT Real Estate Investment Trust (“Trust”), by written action, appointed Bradley J. Swenson as President of the Trust.

Mr. Swenson, 45, has more than 18 years of leadership and management experience in corporate governance, operational strategy, ethics and compliance, real estate and the law. He also serves as the President and a governor of INREIT Management, LLC, the Trust’s Advisor, and has since 2010. Prior to this, Mr. Swenson practiced law in both the public and private sectors. In 1999, he was appointed Assistant Special Counsel to investigate the FBI stand-off and fire at the Branch Davidian compound in Waco, Texas. Upon completion of the investigation in 2001, Swenson joined the law firm of Dorsey and Whitney where he served as counsel until joining Ulteig Engineers as General Counsel and Corporate Secretary in 2004. Mr. Swenson was later named Ulteig’s Chief Operating Officer, and continued to serve in that role until 2010.

Mr. Swenson received a B.A. degree in English from the North Dakota State University and a J.D. degree from the University of Denver, College of Law. Mr. Swenson currently serves on the Board of Directors for the NDSU Research and Technology Park, the Advisory Board for the Northern Lights Council and the Executive Committee of the NDSU Alumni Association. He formerly served on or held leadership positions on numerous boards including the Board of Directors for the National Center for Employee Ownership, the Board of Trustees for the F-M Symphony, the Board of Directors for F-M Chamber of Commerce, the Board of Directors of the Downtown Community Partnership, the Advisory Board for the Center for Ethical Leadership at Concordia College and the Editorial Boards for the North Dakota and Missouri Bars.

Mr. Swenson, like the other officers of the Trust, will not receive any compensation from the Trust for acting as President. Rather, he will continue to be compensated by the Advisor as an employee of the Advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 21, 2011

INREIT REAL ESTATE INVESTMENT TRUST

By:	/s/ Kenneth P. Regan
Kenneth P. Regan
Chief Executive Officer (Principal Executive Officer)